EXHIBIT 99.1

AutoZone Announces Organizational Changes

MEMPHIS, Tenn., Sept. 18, 2023 (GLOBE NEWSWIRE) -- AutoZone (NYSE: AZO), following its Leadership Transition Plan announced on June 26, 2023, today announced additional senior leadership changes. Tom Newbern, a 38-year AutoZoner, currently Executive Vice President, Operations, Sales and Technology, has been promoted to Chief Operating Officer (COO). Additionally, Jamere Jackson, current Chief Financial Officer and Executive Vice President, Finance and Store Development, has been promoted as Chief Financial Officer (CFO) where he will continue to lead the Finance and Store Development teams. Phil Daniele, our Chief Executive Officer-Elect (CEO-Elect), is positioning Tom and Jamere as equivalents and the senior most leaders of his leadership team.

Additionally, Bill Hackney, a 38-year AutoZoner, currently Senior Vice President, Merchandising, has been promoted to Executive Vice President, Merchandising, Marketing and Supply Chain replacing Phil Daniele who previously held the role.

“I’m very excited about these strategic moves which position us well for continued growth. Jamere and Tom are exceptional leaders and having them at my side will be an enormous benefit. Also, Bill Hackney’s promotion to Executive Vice President reflects the deep strength of our leadership team. All are proven leaders and poised to serve our customers and lead our company for many years to come,” said Phil Daniele, Chief Executive Officer-Elect.

Finally, three of AutoZone’s other Executive Committee members will be retiring around the end of the calendar year consistent with AutoZone’s long-standing Succession Plan. “I want to thank and congratulate Grant McGee, Senior Vice President, Commercial, Charlie Pleas, Senior Vice President, Finance and Accounting, and Al Saltiel, Senior Vice President, Marketing and E-Commerce on their stellar AutoZone careers and thank them for their exceptional service and leadership,” said Bill Rhodes, Chairman, President and CEO.

The company has active searches under way for Grant and Al’s replacements which will include internal and external candidates and Charlie’s role will be restructured.

About AutoZone:

As of May 6, 2023, the Company had 6,248 stores in the U.S., 713 in Mexico and 83 in Brazil for a total store count of 7,044.

AutoZone is the leading retailer and distributor of automotive replacement parts and accessories in the Americas. Each store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products. Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations and public sector accounts. We also have commercial programs in the majority of our stores in Mexico and Brazil. AutoZone also sells the ALLDATA brand automotive diagnostic, repair and shop management software through www.alldata.com. Additionally, we sell automotive hard parts, maintenance items, accessories and non-automotive products through www.autozone.com, and our commercial customers can make purchases through www.autozonepro.com. We also provide product information on our Duralast branded products through www.duralastparts.com. AutoZone does not derive revenue from automotive repair or installation services.

Contact Information:

Financial: Brian Campbell at (901) 495-7005, brian.campbell@autozone.com
Media: David McKinney at (901) 495-7951, david.mckinney@autozone.com